Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Concord Acquisition Corp II (the “Company”) on Amendment No. 2 to Form S-1 (File No. 333-254788) of our report dated March 26, 2021, (except for the discussions regarding accounting for warrants in Note 2 which the date is May 7, 2021) which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Concord Acquisition Corp II as of March 1, 2021 and for the period from February 18, 2021 (inception) through March 1, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum llp

Philadelphia, Pennsylvania

June 30, 2021